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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                           (Amendment No._________ )*

                    Integrated Systems Consulting Group, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00045813K1
-------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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       CUSIP No.  00045813K1          13G            Page  2  of  4  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            David S. Lipson

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                2,993,932
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                2,993,932
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER


       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,993,932
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             38.1%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                     Page  3  of  4  pages
                                                         -----  -----
Item 1.

(a)      Name of Issuer:  Integrated Systems Consulting Group, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         575 East Swedesford Road
         Suite 200
         Wayne, Pennsylvania  19087

Item 2.

(a)      Name of Person Filing:  David S. Lipson

(b)      Address of Principal Business Office:

         Integrated Systems Consulting Group, Inc.
         575 East Swedesford Road
         Suite 200
         Wayne, Pennsylvania  19087

(c)      Citizenship:  United States

(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:  00045813K1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership

(a)      Amount Beneficially Owned:  2,993,932 shares of common stock

(b)      Percent of Class:  38.1%

(c)      Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:  2,993,932

         (ii) shared power to vote or to direct the vote:  none

         (iii) sole power to dispose or to direct the disposition of:  2,993,932



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                                                     Page  4  of  4  pages
                                                         -----  -----

          (iv) shared power to dispose or to direct the disposition of: none

Item 5.   Ownership of Five Percent or Less of a Class

          Not applicable.

Item 6.   Ownership of More that Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

          Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 12, 1997
                                     -----------------------------
                                              Date

                                          /s/ David S. Lipson
                                     -----------------------------
                                              Signature

                                          David S. Lipson/
                                          Chairman of the Board
                                          Chief Executive Officer
                                          President and Treasurer
                                     -----------------------------
                                              Name/Title